EXHIBIT 99.1

corporate headquarters
27700B sw parkway avenue	Investor Relations Contacts:	Public Relations Contact:
wilsonville	John V. Harker	John Fread
oregon	Chief Executive Officer	Global Public Relations
97070	InFocus Corporation	InFocus Corporation
503.685.8888	(503) 685-8602	(503) 685-8170
800.294.6400

www.infocus.com
Michael Yonker
Chief Financial Officer
InFocus Corporation
(503) 685-8603

InFocus® Announces Fourth Quarter and Full Year 2003 Financial Results
Fourth Quarter Revenues up 33 Percent over the Third Quarter

WILSONVILLE, Ore., January 29, 2004 – InFocus® Corporation (Nasdaq: INFS) today announced its second consecutive quarter of improving results with fourth quarter revenues of $185.7 million, an increase of 33 percent over third quarter revenues of $139.3 million and a 2 percent increase over the fourth quarter of 2002.  Full year 2003 revenues were $604.5 million, down 7 percent from 2002.

The net loss for the fourth quarter is $11.0 million, or ($0.28) per share, and includes a restructuring charge of $3.0 million.  The net loss for 2003 is $109.5 million, or ($2.78) per share, and includes restructuring charges of $6.7 million and a FAS No. 144 long-lived asset impairment charge of $26.4 million

Quarterly Unit, ASP and Gross Margin Comparisons

Fourth quarter unit shipments were up 43 percent compared to the third quarter and up 39 percent compared to the fourth quarter of 2002.  Overall Average Sales Prices (ASP) declined 4 percent during the fourth quarter versus 5 percent in the third quarter and double-digit declines in each of the first two quarters of 2003.  Gross margins for the fourth quarter increased sequentially to 12.2 percent from 9.1 percent in the third quarter, but were 8.0 points lower from the same quarter a year ago.  Included in gross margins for the quarter were $2.9 million in inventory reserves.

“The fourth quarter marked the second consecutive quarter of improved financial performance for InFocus,” said John V. Harker, Chairman and CEO.  “Demand was high in our commercial and education markets as well as in our emerging retail channels and consumer business.  Gross margins also improved and our operating expenses declined.  While we posted a loss for the quarter, we remain on track to hit our goal of returning to operating profitability in the first half of 2004.  In addition, we were able to improve our working capital performance and grow cash during the fourth quarter,” continued Harker.

Non-Recurring Items

Fourth quarter operating expenses include a restructuring charge of $3.0 million associated with the company’s ongoing cost-cutting initiatives including costs related to space consolidation and headcount reductions.  The company expects to take additional restructuring charges in the first and second quarter of 2004 of approximately $1.0 million and $2.0 million, respectively, as worldwide space consolidation activities are completed.

In addition to the restructuring charge recorded in the fourth quarter of 2003, the company has recorded other non-recurring charges in prior periods that are excluded from operating expenses and earnings for comparative purposes.  In accordance with SEC FR-59, we have attached a Statement of Reconciliation of GAAP Earnings.

Operating Expenses and Earnings Comparison Excluding Non-Recurring Items

Operating expenses, excluding non-recurring charges, were $31.2 million for the fourth quarter of 2003, a reduction of $1.0 million from the third quarter and a reduction of $9.4 million from the fourth quarter of 2002.  The decline in operating expenses is a result of the company’s ongoing efforts to reduce the company’s cost structure.

Excluding non-recurring charges from the GAAP net loss results in a pro forma net loss of $8.1 million for the fourth quarter or ($0.20 per share), compared to a pro forma net loss of $19.5 million for the third quarter or ($0.49 per share) and a pro forma net loss of $2.3 million or ($0.06 per share) for the fourth quarter of 2002.   The 2003 pro forma net loss is $76.5 million ($1.94 per share) compared to the 2002 pro forma net loss of $18.1 million ($0.46 per share).

Balance Sheet

Cash and marketable securities increased over $17 million during the quarter to $144.2 million with no debt.  The increase primarily comes from improved working capital performance during the quarter.  Days sales outstanding on accounts receivable were 56 days and worldwide total inventory turns improved to over 8 during the quarter.

China Update

During the fourth quarter, the company continued to make progress related to the investigation by Shanghai Chinese customs authorities into the importation practices of it’s Chinese subsidiary.  In exchange for depositing 50 million RMB, roughly the equivalent of $6 million USD, directly with Shanghai customs, the customs authorities released local China bank accounts allowing the company to begin collecting outstanding accounts receivable in China.  In addition, Shanghai customs released approximately $1.9 million of finished goods and spare parts inventory, but continue to hold approximately $5.6 million of inventory.  The release of the remaining inventory and $6 million deposit is dependent on case resolution.  At this point, the company has provided all requested information to Shanghai customs.  They have completed their investigation and are moving to the evaluation phase of the case.  Shanghai customs has not given the company a specific commitment as to when this process will be complete.

Outlook

Historically, the first quarter has proven to be very competitive from a pricing perspective as most of the company’s Japanese competitors finish their fiscal year at the end of March.  In addition, supply constraints with certain key components throughout much of the first half of 2004 are expected to dampen the speed of revenue growth in the first and second quarters.  However, counterbalancing these risk factors, the first quarter begins with a strengthening global economy, a healthy backlog, reasonable levels of channel inventory and a refreshed product lineup.  In weighing all these elements together, first quarter 2004 revenues are expected to increase approximately 10 percent over the same period of 2003, but be down seasonally from the fourth quarter which included revenues from the large Malaysian education tender.

Gross margins are expected to continue to improve in the first quarter and the company is still targeting to achieve 16 percent to 18 percent gross margins during the first half of 2004. How much progress is made during the first quarter will depend heavily on the competitive pricing environment and availability of key components.

Operating expenses are expected to be at approximately the same level as the fourth quarter as anticipated restructuring savings are reinvested in sales and marketing to drive revenue growth.

During the first quarter, we expect net income, exclusive of restructuring charges, to improve from the fourth quarter as we continue towards operating profitability in the first half of 2004.

“Overall, I am pleased with our progress during the fourth quarter and am very optimistic about the future,” added Harker.  “We enter the year with a much leaner organization, a completely refreshed product lineup, a strong and growing presence in the consumer market, a strengthening economy in our core commercial business and a great showing at the Consumer Electronics Show in early January.  We still have work to do to get back to profitability, but with the improvements we made in all areas of the business during the quarter we are on the right track setting up what should be a solid 2004,” concluded Harker.

The company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (888) 262-3042 (U.S. participants) or (973) 633-1010 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.  The conference call replay will also be available through February 3, 2004 by calling (877) 519-4471 (U.S.) or (973) 341-3080 (outside U.S.), Pin# 4362614.

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and subassemblies manufactured for the company, inventory, backlog and new product introductions.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings uncertainties associated with market acceptance of and demand for the company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers and the impact of regulatory actions by authorities in the markets we serve; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, availability of critical components and dependence on third party suppliers; and 3) in regard to new product introductions, ability of the company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the transition to offshore contract manufacturing and the establishment of full manufacturing capabilities, dependence on third party suppliers and intellectual property rights.  Investors are directed to the company’s filings with the Securities and Exchange Commission, including the company’s 2002 Form 10-K, which are available from the company without charge, for a more complete description of the risks and uncertainties relating to forward looking statements made by the company as well as to other aspects of the company’s business.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS), the worldwide leader in digital projection technology and services, enhances thinking, learning and creativity in boardrooms, meeting rooms and classrooms and delivers superior home entertainment experiences by vividly projecting larger-than-life images from multiple sources including computers, DVD players, and PDAs. A recognized projection pioneer and innovator, InFocus provides the most comprehensive line of business and home projectors, projector management tools, wireless technology and projection engines.  From the smallest and lightest mobile projectors and feature-packed meeting room products to the finest and most compact home entertainment projection solutions, InFocus has garnered industry acclaim for design, functionality and intuitive solutions.  InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in EMEA and Asia.  For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S and Canada) or 503.685.8888 worldwide.

InFocus, Proxima, LiteShow and LP are registered trademarks and ASK and ScreenPlay are trademarks of InFocus Corporation,” and digital Light Processing” and “DLP” are trademarks of Texas Instruments.

InFocus Corporation

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002

Revenues	$185,732	$181,276	$604,490	$653,098
Cost of revenues	163,071	144,655	545,049	518,089
Gross margin	$22,661	$36,621	$59,441	$135,009

Operating expenses:
Selling and marketing	17,818	19,450	73,123	80,028
Research and development	8,006	9,776	33,214	37,822
General and administrative	5,326	11,410	27,673	44,971
Restructuring costs	2,950	4,500	6,650	5,818
Impairment of long-lived assets	—	—	26,400	—
Goodwill expenses	—	19,187	—	19,187
	$34,100	$64,323	$167,060	$187,826

Loss from operations	$(11,439)	$(27,702)	$(107,619)	$(52,817)

Other income (expense), net	316	448	1,605	(37)
Loss before income taxes	(11,123)	(27,254)	(106,014)	(52,854)
Provision (benefit) for income taxes	(100)	20,797	3,499	11,117
Net loss	$(11,023)	$(48,051)	$(109,513)	$(63,971)

Basic and fully diluted net loss per share	$(0.28)	$(1.22)	$(2.78)	$(1.63)

Basic and fully diluted shares outstanding	39,491	39,334	39,391	39,284

InFocus Corporation

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	December 31, 2003	December 31, 2002

Assets
Current Assets:
Cash, cash equivalents and restricted cash	$94,627	$104,230
Marketable securities	44,786	10,590
Accounts receivable, net of allowances	116,138	120,668
Inventories, net	62,255	114,773
Outsourced manufacturer receivables	3,947	17,912
Other current assets	18,456	46,894
Total Current Assets	340,209	415,067

Marketable securities	4,822	5,857
Property and equipment, net	15,890	45,681
Other assets, net	5,558	6,303
Total Assets	$366,479	$472,908

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	85,869	107,429
Other current liabilities	38,673	41,687
Total Current Liabilities	124,542	149,116

Other Long-Term Liabilities	4,058	2,289

Shareholders’ Equity:
Common stock and additional paid-in capital	164,622	163,795
Other comprehensive income:
Foreign currency translation	28,608	8,875
Unrealized gain on equity securities	8,352	3,023
Retained earnings	36,297	145,810

Total Shareholders’ Equity	237,879	321,503

Total Liabilities and Shareholders’ Equity	$366,479	$472,908

InFocus Corporation

Reconciliation of GAAP Earnings

(In millions, except per share amounts)

	Fourth Quarter 2003			Third Quarter 2003
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(11.0)	$(0.28)	$34.1	$(45.9)	$(1.16)	$58.6

Non-recurring adjustments:

Restructuring charges	$3.0	$0.07	$(3.0)	$—	$—	$—
Impairment of long-lived assets	$—	$—	$—	$26.4	$0.67	$(26.4)

Proforma excluding non-recurring adjustments	$(8.1)	$(0.20)	$31.2	$(19.5)	$(0.49)	$32.2

	Fourth Quarter 2003			Fourth Quarter 2002
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(11.0)	$(0.28)	$34.1	$(48.1)	$(1.22)	$64.3

Non-recurring adjustments:

Restructuring charges	$3.0	$0.07	$(3.0)	$2.9	$0.07	$(4.5)
Write off of goodwill	$—	$—	$—	$19.2	$0.49	$(19.2)
Write down of deferred tax asset	$—	$—	$—	$29.6	$0.75	$—
Impact of permanent tax items	$—	$—	$—	$(6.7)	$(0.17)	$—
Revision of income tax effective rate	$—	$—	$—	$0.7	$0.02	$—

Proforma excluding non-recurring adjustments	$(8.1)	$(0.20)	$31.2	$(2.3)	$(0.06)	$40.6

	Full Year 2003			Full Year 2002
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(109.5)	$(2.78)	$167.1	$(64.0)	$(1.63)	$187.8

Non-recurring adjustments:

Restructuring charges	$6.7	$0.17	$(6.7)	$3.8	$0.10	$(5.8)
Impairment of long-lived assets	$26.4	$0.67	$(26.4)	$—	$—	$—
Write off of goodwill	$—	$—	$—	$19.2	$0.49	$(19.2)
Write down of deferred tax asset	$—	$—	$—	$29.6	$0.75	$—
Impact of permanent tax items	$—	$—	$—	$(6.7)	$(0.17)	$—

Proforma excluding non-recurring adjustments	$(76.5)	$(1.94)	$134.0	$(18.1)	$(0.46)	$162.8

Note: For additional financial information please visit our Investor Relations web site at www.infocus.com.